Exhibit 10.1

First Amendment to the Trust Agreement for the Amended and Restated Bowater

Incorporated Executive Severance Grantor Trust, Effective June 6, 2000

This First Amendment to the Trust Agreement for the Amended and Restated Bowater Incorporated Executive Severance Grantor Trust, effective June 6, 2000, is made as of the 27th day of June 2007, by Bowater Incorporated, a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company previously established the Amended and Restated Bowater Incorporated Executive Severance Grantor Trust effective June 6, 2000, (the “Trust”) to serve as a funding vehicle for certain designated non-qualified benefit plans, agreements and arrangements as set forth in the Trust Agreement (the “Trust Agreement”) dated June 6, 2000 by and between the Company and Wachovia Bank, N.A., a national banking association organized and existing under the laws of the United States (the “Trustee”); and

WHEREAS, Article X of the Trust Agreement reserves to the Board of Directors of the Company (the “Board”) the right to amend the Trust Agreement and the Trust created thereby; and

WHEREAS, the Board now desires to amend the Trust Agreement as set forth herein.

NOW, THEREFORE, the Trust Agreement is amended, effective as of the date of delivery to the trustee, Wachovia Bank, N.A., of this executed Amendment, accompanied by a certified copy of the resolutions of the Board authorizing this Amendment, as follows:

Section 1.2(h)(a) of the Trust Agreement is deleted in its entirety and replaced with the following:

(a)	The date that any Person is or becomes an Acquiring Person; provided, however, that for purposes of this subsection (a), a Change in Control will not be deemed to occur if the accumulation of 20% or more of the combined voting power of the Corporation’s then outstanding securities which would result in such Person being or becoming an Acquiring Person is pursuant to a merger, consolidation or reorganization, or sale or other transfer, that would not result in a Change in Control under subsections (b) or (c) immediately following this subsection (a).

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Trust Agreement for the Amended and Restated Bowater Incorporated Executive Severance Grantor Trust, effective June 6, 2000, to be executed by its duly authorized officer, this 13th day of July, 2007.

BOWATER INCORPORATED

By:
James T. Wright
Title:	Executive Vice President – Human Resources